EXHIBIT 10.1

AMENDMENT #10 TO AMENDED AND RESTATED AGREEMENT FOR WHOLESALE FINANCING

This Amendment #10 to Amended and Restated Agreement for Wholesale Financing (“Amendment”) is entered into on May 15, 2020, by and among ePlus Technology, inc. (“Technology”), ePlus Technology Services, inc. (“Services”) and SLAIT Consulting, LLC (“SLAIT”; and together with Technology and Services, each sometimes referred to as a “Dealer,” and sometimes referred to collectively, jointly and severally, as “Dealer”) and Wells Fargo Commercial Distribution Finance, LLC (“CDF”) and is to that certain Amended and Restated Agreement for Wholesale Financing dated July 23, 2012, by and between Dealer and CDF (as the same has been amended by that certain Amendment #1 to Amended and Restated Agreement for Wholesale Financing dated July 31, 2014, that certain Amendment #2 to Amended and Restated Agreement for Wholesale Financing dated July 24, 2015, that certain Amendment #3 to Amended and Restated Agreement for Wholesale Financing dated October 20, 2015, that certain Amendment #4 to Amended and Restated Agreement for Wholesale Financing dated July 28, 2016, that certain Amendment #5 to Amended and Restated Agreement for Wholesale Financing dated July 27, 2017, that certain Amendment #6 to Amended and Restated Agreement for Wholesale Financing dated February 15, 2018, that certain Amendment #7 to Amended and Restated Agreement for Wholesale Financing dated January 15, 2019, that certain Amendment #8 to Amended and Restated Agreement for Wholesale Financing dated December 12, 2019 that certain Amendment #9 to Amended and Restated Agreement for Wholesale Financing dated March 31, 2020 and that certain Joinder to Amended and Restated Business Financing Agreement and to Amended and Restated Agreement for Wholesale Financing dated January 19, 2019 and as further amended, restated, amended and restated, modified, extended, renewed, substituted, and/or supplemented, the “Agreement”). All terms which are not defined herein shall have the same meaning in this Amendment as in the Agreement.

NOW THEREFORE, in consideration of the premises and of the mutual promises contained herein and in the Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Credit Facility. Subject to the terms of this Agreement, CDF agrees to provide to Dealer an inventory floorplan credit facility of (i) except during a Temporary Uplift Period, Two Hundred Seventy-Five Million Dollars ($275,000,000.00) and (ii) during any Temporary Uplift Period, Three Hundred Fifty Million Dollars ($350,000,000.00); provided, however, that at no time will the sum of (i) Open Approvals and (ii) the principal amount outstanding under Dealer’s inventory floorplan credit facility with CDF under this Agreement (collectively, the “Aggregate Floorplan Outstandings”), (b) the Letter of Credit Obligations (as defined in the BFA (as defined below)) and (c) the principal amount outstanding under Dealer’s Accounts Receivable Facility Limit (as defined below) (the sum of (a), (b) and (c), collectively, the “Aggregate Outstandings”) exceed the Aggregate Facility Limit (as defined below).  CDF’s decision to advance funds will not be binding until the funds are actually advanced.

In addition, subject to the terms of the Amended and Restated Business Financing Agreement between CDF and Dealer dated July 23, 2012, as amended, restated, amended and restated, modified, extended, renewed, substituted, and/or supplemented from time to time (the “BFA”), CDF agrees to provide to Dealer an accounts receivable facility of One Hundred Million Dollars ($100,000,000.00) (the “Accounts Receivable Facility Limit”); provided, however, that at no time will the Aggregate Outstandings exceed the Aggregate Facility Limit. CDF’s decision to advance funds will not be binding until the funds are actually advanced.

If, at any time, the Aggregate Outstandings exceeds the then applicable Aggregate Facility Limit, Dealer will immediately pay to CDF an amount not less than the difference between (i) the Aggregate Outstandings and (ii) the Aggregate Facility Limit.

As used herein, “Aggregate Facility Limit” means (i) except during a Temporary Uplift Period, Two Hundred Seventy-Five Million Dollars ($275,000,000.00) and (ii) during any Temporary Uplift Period, Three Hundred Fifty Million Dollars ($350,000,000.00).

As used herein, “Temporary Uplift Period” means any period beginning on the date the uplift is activated by CDF following Dealer’s electronic notification of its election to temporarily increase Dealer’s Aggregate Facility Limit and ending on the date specified in such notification, provided that (i) each such temporary increase shall be for a period of not less than thirty (30) days and (ii) all such periods shall not exceed one hundred fifty (150) days in the aggregate in any calendar year.

As used herein, “Open Approvals” means CDF’s indication to a vendor that CDF will provide financing to Dealer for a particular invoice(s) issued by such vendor for the purchase of inventory by Dealer but with respect to invoice(s) which CDF has not yet financed.

2. The last two sentences to Section 3 of the Agreement are hereby deleted in its entirety and replaced with the following:

“Financing Terms and Statements of Transaction.

If Dealer objects to the terms of any Transaction Statement, Dealer agrees to pay CDF for such inventory in accordance with the most recent terms for similar inventory to which Dealer has not objected (or, if there are no prior terms, at the Libor Rate plus two percent (2.00%) per annum (the "Libor Rate" is defined as the greater of (i) the One month Libor as published in the "Money Rates" column of The Wall Street Journal each day and (ii) seventy-five hundredths of one percent (0.75%)), but Dealer acknowledges that CDF may then elect to terminate Dealer's financing program pursuant to Section 17, and cease making additional advances  to  Dealer.   However, such termination will not accelerate the maturities of advances previously made, unless Dealer shall otherwise be in default of this Agreement.”

3. Section 5, Subsection (s) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Affirmative Warranties and Representations.

From and after the occurrence of a Covenant Triggering Event (as defined below), Dealer will maintain a Fixed Charge Coverage Ratio (as defined below) of no less than 1.10:1.0 as of the last calendar day of each fiscal quarter for the then preceding twelve month period.  A “Covenant Triggering Event” means if at any time: (i) Excess Availability for three (3) consecutive business days is less than the greater of (a) 12.5% of the Gross Borrowing Base (as defined in the BFA) or (b) Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00), or (ii) a default under Section 13 of the Agreement has occurred and is continuing. The “Fixed Charge Coverage Ratio” means for any period of calculation, the ratio of (A) EBITDA minus the sum of (1) taxes on or measured by income paid or payable in cash, plus (2) unfinanced capital expenditures, to (B) the sum of (1) interest expense paid or payable in cash, plus (2) actual payments of principal on Debt (as defined below) (excluding payments of principal with respect to this Agreement or the BFA) plus (3) distributions paid in cash to the equity holders of Dealer.

For purposes of this paragraph, (i) “Excess Availability” means the Gross Borrowing Base (as defined in the BFA) minus the Aggregate Outstandings (but excluding Open Approvals), (ii) “EBITDA” means for any period of calculation, the net income of Dealer before provision for income taxes, interest expense (including without limitation, implicit interest expense on capitalized leases), depreciation and amortization, excluding therefrom (to the extent included): (A) nonoperating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; (B) net earnings of any business entity in which Dealer has an ownership interest (other than a wholly owned subsidiary) unless such net earnings shall have actually been received by Dealer in the form of cash distributions; (C) any portion of the net earnings of any subsidiary which for any reason is unavailable for payment of dividends to Dealer; (D) the earnings of any entity to which any assets of Dealer shall have been sold, transferred or disposed of, or into which Dealer shall have merged, or been a party to any consolidation or other form of reorganization, prior to the date of such transaction; (E) any gain arising from the acquisition of any securities of Dealer; and (F) non-operating losses arising from the sale of capital assets during such period, and adding thereto (to the extent excluded) (G) any non-cash compensation paid by any Dealer to such Dealers employees in the form of shares or rights to purchase shares of such Dealer’s stock, to the extent such non-cash compensation was expensed in the applicable period, and (H) transaction fees, costs and expenses incurred in connection with the consummation of any acquisition permitted hereunder, (iii) “Net Revenues” means all revenues arising out of Dealers’ sales of goods and services, and (iv) “Debt” means all of Dealer’s liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases and obligations related to financing of acquisitions, whether or not direct recourse liability has been assumed by Dealer. The foregoing terms will be determined in accordance with generally accepted accounting principles consistently applied.”

4. Section 6, Subsections (c) and (d) of the Agreement are hereby deleted in their entirety and replaced with the following:

“(c) (i) merge or consolidate with another entity unless Dealer is the surviving entity of such merger or consolidation and, before and after giving effect to such merger or consolidation, Dealer is in full compliance with all of the covenants contained in this Agreement and the Other Agreements, on a pro forma basis or (ii) divide itself pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar law or statute; (d) acquire the assets or ownership interest of any other entity (including by way of merger or consolidation) unless (i) before and after giving effect to such acquisition, Dealer is in full compliance with all of the covenants contained in this Agreement and the Other Agreements, on a pro forma basis and (ii) Dealer has provided written notice to CDF at least five (5) business days prior to the closing of the acquisition of ownership interest of any other entity and at least three (3) business days prior to the closing of any asset acquisition, together with such information with respect to such acquisition as CDF may reasonably request, including without limitation such information as may be required by CDF to complete its “know your customer” due diligence.”

5. Section 6 of the Agreement is hereby amended by deleting the second to last  sentence in such Section and replacing it with the following:

“Notwithstanding the foregoing subsections (k) and (l), Dealer, from time to time, may make a dividend to ePlus inc. if, after giving effect to such dividend, and as of the date of such dividend, (i) Dealer is not in default under the terms and conditions of this Agreement, (ii) Dealer’s Excess Availability is not less than seventeen and one half percent (17.5%) of the Aggregate Facility Limit in place as of the date such dividend is to be made.”

6. Section 8 of the Agreement is hereby amended by adding the following subsection (d) at the end thereof:

“, and (d) within forty-five (45) days after the end of each of the Dealer’s fiscal quarters, a completed compliance certificate substantially in the form attached hereto as Exhibit 8(d).”

7. The attached Exhibit 8(d) is hereby added to the Agreement.

8. Each Dealer hereby ratifies and confirms the Agreement, as amended hereby, and each Other Agreement (as defined in Amended and Restated Business Financing Agreement between CDF and Dealer dated July 23, 2012, as amended, restated, amended and restated, modified, extended, renewed, substituted, and/or supplemented from time to time) executed by such Dealer in all respects.

9. Each Dealer hereby unconditionally releases, acquits, waives, and forever discharges CDF and its successors, assigns, directors, officers, agents, employees, representatives and attorneys from any and all liabilities, claims, causes of action or defenses, if any, and for any action taken or failure to take action, existing at any time prior to the execution of this Amendment.

10. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their participants, successors and assigns.

11. This Amendment may be executed in any number of counterparts, each of which counterparts, once they are executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement. This Amendment may be executed by any party to this Amendment by original signature, facsimile and/or electronic signature.

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IN WITNESS WHEREOF, Dealer and CDF have executed this Amendment as of the date first set forth hereinabove.

“DEALER”

EPLUS TECHNOLOGY, INC.

By:	/s/ Elaine D. Marion
Print Name:	Elaine D. Marion
Title:	CFO

EPLUS TECHNOLOGY SERVICES, INC.

By:	/s/ Elaine D. Marion
Print Name:	Elaine D. Marion
Title:	CFO

SLAIT CONSULTING, LLC

By:	/s/ Elaine D. Marion
Print Name:	Elaine D. Marion
Title:	CFO

“CDF”

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC

By:	/s/ Jack Morrone
Print Name:	Jack Morrone
Title:	Duly Authorized Signatory